Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of On Holding AG of our report dated June 4, 2021 relating to the consolidated financial statements of On Holding AG, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

September 7, 2021